As filed with the Securities and Exchange Commission on December 12, 2007
Registration No. 333-144894

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 7
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

K12 INC.
(Exact name of registrant as specified in its charter)

Delaware	8211	95-4774688
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification No.)

K12 Inc.
2300 Corporate Park Drive
Herndon, VA 20171
(703) 483-7000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Ronald J. Packard
Chief Executive Officer
K12 Inc.
2300 Corporate Park Drive
Herndon, VA 20171
(703) 483-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William P. O’Neill, Esq.	Howard D. Polsky, Esq.	Richard D. Truesdell, Jr., Esq.
Blaise F. Brennan, Esq.	Senior Vice President, General Counsel and Secretary	Davis Polk & Wardwell
Latham & Watkins LLP	K12 Inc.	450 Lexington Avenue
555 Eleventh Street, N.W	2300 Corporate Park Drive	New York, NY 10017
Washington, D.C. 20004	Herndon, VA 20171	(212) 450-4674
(202) 637-2200	(703) 483-7000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered(a)	Share(b)	Price(b)	Registration Fee(c)
Common Stock, $0.0001 par value	6,900,000	$18.00	$124,200,000	$3,812.94

(a)	Including shares of common stock which may be purchased by the underwriters to cover overallotments, if any.
(b)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) promulgated under the Securities Act of 1933.
(c)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

Set forth below is a table of the registration fee for the Securities and Exchange Commission, the filing fee for the National Association of Securities Dealers, Inc., the listing fee for NYSE Arca and estimates of all other expenses to be incurred in connection with the issuance and distribution of the securities described in the registration statement, other than underwriting discounts and commissions:

SEC registration fee	$3,813
NYSE Arca listing fee	100,000
NASD fee	17,750
Printing and engraving expenses	500,000
Legal fees and expenses	1,600,000
Accounting fees and expenses	750,000
Transfer agent and registrar fees	5,000
Miscellaneous	23,437

Total	$3,000,000

*	To be completed by amendment.

Item 14.	Indemnification of Directors and Officers

K12 Inc. is incorporated under the laws of the State of Delaware. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (4) for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

Our Amended and Restated Certificate of Incorporation provides for, and upon consummation of this offering, our amended and restated bylaws will provide for indemnification of the officers and directors to the full extent permitted by applicable law.

The Underwriting Agreement provides for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act of 1933, as amended, or otherwise.

Item 15.	Recent Sales of Unregistered Securities

Set forth in chronological order is information regarding all securities sold and employee stock options granted from June 2004 to date by the Company. Also included is the consideration, if any, received for such securities, and information relating to the section of the Securities Act and the rules of the Securities and Exchange Commission pursuant to which the following issuances were exempt from registration. None of these securities were registered under the Securities Act. No award of options involved any sale under the Securities Act. No sale of securities involved the use of an underwriter and no commissions were paid in connection with the sales of any securities.

1. At various times during the period from July 2004 through July 2007, we granted options to purchase an aggregate of 2,432,206 shares of common stock to current and prior employees and directors at a weighted average exercise price of $10.66 per share.

2. In addition to the foregoing option grants, at various times during the period from July 2004 through July 2007, we granted options to purchase 1,441,168 shares of our common stock to current and prior employees related to stand-alone agreements at a weighted average exercise price of $12.35 per share.

3. In December 2003, we issued and sold an aggregate of 18,656,716 shares of Series C Preferred Stock. Pursuant to the payment in kind dividend feature of Series C Preferred Stock, we have issued an aggregate of 12,399,833 additional shares of Series C Preferred Stock through a series of stock dividends to existing Series C Preferred stockholders from January 2005 through January 2007.

4. In October 2007, we issued an aggregate of 196,078 shares of common stock in connection with our acquisition of Power-Glide Language Courses, Inc. to the stockholders thereof.

5. On November 6, 2007, the Company entered into an agreement to sell to a non-U.S. person in a transaction outside the United States in reliance upon Regulation S under the Securities Act, concurrently with and contingent upon the closing of the initial public offering and at the initial public offering price, $15,000,000 worth of shares of the Company’s common stock.

The issuances of the securities described in paragraph 1 were exempt from registration under the Securities Act under Rule 701, as transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of such options and common stock were related to compensation. Appropriate legends were affixed to any share certificates issued in such transactions. All recipients either received adequate information from us or had adequate access, through their employment with us or otherwise, to information about us.

The issuances of the securities described in paragraphs 2, 3 and 4 were exempt from registration under the Securities Act in reliance on Section 4(2) because the issuance of securities to recipients did not involve a public offering. The recipient of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to resale or distribution thereof, and appropriate legends were affixed to share certificates and warrants issued in such transactions. Each of the recipients of securities in the transactions described in paragraphs 2, 3 and 4 were accredited or sophisticated investors and had adequate access, through employment, business or other relationships, to information about us.

Upon issuance and sale, the securities described in paragraph 5 will be exempt from registration under the Securities Act pursuant to the terms of Regulation S promulgated thereunder.

All of the shares of Series C Preferred Stock described in paragraph 3 will automatically convert into shares of common stock prior to completion of this offering.

Item 16.	Exhibits and Financial Statement Schedule

(a) Exhibits

Exhibit No.		Description of Exhibit

1	.1*	Form of Underwriting Agreement
3	.1*	Amended and Restated Certificate of Incorporation
3	.2*	Bylaws (as amended)
3	.3*	Certificate of Amendment, dated December 15, 2006, to Second Amended and Restated Certificate of Incorporation
3	.4*	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation dated November 2, 2007, and Certificate of Correction related thereto
3	.5*	Form of Third Amended and Restated Certificate of Incorporation to be effective upon completion of this offering
3	.6*	Form of Amended and Restated Bylaws to be effective upon completion of this offering
4	.1*	Form of stock certificate of common stock
4	.2*	Amended and Restated Stock Option Plan and Amendment thereto
4	.3*	Form of Stock Option Contract — Employee
4	.4*	Form of Stock Option Contract — Director
4	.5*	Form of Second Amended and Restated Stockholders Agreement
4	.6*	Form of Common Stock Warrant Agreement
4	.7*	Form of Series B Convertible Preferred Stock Warrant Agreement
4	.8*	2007 Equity Incentive Award Plan
4	.9*	2007 Employee Stock Purchase Plan
5	.1*	Opinion of Latham & Watkins LLP
10	.1*	Revolving Credit Agreement and Certain Other Loan Documents by and among K12 Inc., School Leasing Corporation, American School Supply Corporation and PNC Bank, N.A.
10	.2*	Stockholders Agreement dated as of April 26, 2000 (as amended) by and among Premierschool.com, Inc., Knowledge Universe Learning, Inc. and Ronald J. Packard
10	.3*	Stockholders Agreement dated as of February 20, 2000 (as amended) by and among Premierschool.com, Inc., Knowledge Universe Learning, Inc. and William J. Bennett
10	.4*	Series B Convertible Preferred Stock Warrant Agreement of Mollusk Holdings LLC
10	.5*†	Amended and Restated Stock Option Agreement of Ronald J. Packard dated as of July 12, 2007
10	.6*	Stock Option Agreement of Bruce J. Davis
10	.7*	Stock Option Agreement of John Baule
10	.8*	Stock Option Agreement of Bror Saxberg
10	.9*†	Amended and Restated Employment Agreement of Ronald J. Packard
10	.10*	Employment Agreement of John F. Baule and Amendment thereto
10	.11*	Employment Agreement of Bruce J. Davis
10	.12*	Employment Agreement of Bror V. H. Saxberg
10	.13*	Deed of Lease by and between ACP/2300 Corporate Park Drive, LLC and K12 Inc.
10	.14*	Sublease between France Telecom Long Distance USA, LLC and K12 Inc.
10	.15*	Employment Agreement of Celia M. Stokes
10	.16*	Employment Agreement of Howard D. Polsky
10	.17*†	Stock Option Agreement of Ronald J. Packard dated as of July 12, 2007
10	.18*	First Amendment to Employment Agreement of Howard D. Polsky

Exhibit No.		Description of Exhibit

10	.19*	Amendment No.1 to Revolving Credit Agreement by and among K12 Inc., School Leasing Corporation, American School Supply Corporation and PNC Bank N.A.
10	.20*	Stock Subscription Agreement dated as of November 1, 2007 by and among K12 Inc. and KB Education Investments Limited
10	.21*	Second Amended and Restated Educational Products, and Administrative, and Technology Services Agreement between the Ohio Virtual Academy and K12 Ohio L.L.C.
10.22		Stock Option Agreement of John Baule effective as of June 1, 2006
10.23		Stock Option Agreement of Richard N. Rasmus effective as of June 15, 2005
21	.1*	Subsidiaries of K12 Inc.
23	.1*	Consent of BDO Seidman, LLP
23	.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24	.1*	Power of Attorney (excluding Dr. Mary H. Futrell)
24	.2*	Power of Attorney of Dr. Mary H. Futrell

*	Previously filed.
†	Portions omitted pursuant to a request for confidential treatment. The omitted information has been filed separately with the Securities and Exchange Commission.

(b) Financial Statement Schedules:

See Schedule II — “Valuation and Qualifying Accounts” contained on page F-37. All other schedules are omitted as the information is not required or is included in the Registrant’s financial statements and related notes.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denomination and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herndon, Commonwealth of Virginia on December 12, 2007.

K12 INC.

By:	/s/ Ronald J. Packard

Name:	Ronald J. Packard
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Ronald J. Packard Ronald J. Packard		Chief Executive Officer (Principal Executive Officer)	December 12, 2007

/s/ John F. Baule John F. Baule		Chief Operating Officer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 12, 2007

/s/ Andrew H. Tisch* Andrew H. Tisch		Chairman of the Board and Director	December 12, 2007

/s/ Guillermo Bron* Guillermo Bron		Director	December 12, 2007

/s/ Liza A. Boyd* Liza A. Boyd		Director	December 12, 2007

/s/ Steven B. Fink* Steven B. Fink		Director	December 12, 2007

/s/ Dr. Mary H. Futrell* Dr. Mary H. Futrell		Director	December 12, 2007

/s/ Thomas J. Wilford* Thomas J. Wilford		Director	December 12, 2007

*By:	/s/ Howard D. Polsky Howard D. Polsky	Attorney-in-Fact